UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2006

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California	91201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Performance Criteria for Equity Awards to Lewis Coleman, President

On March 20, 2006, the compensation committee (the “Compensation Committee”) of the board of directors (the “Board”) of DreamWorks Animation SKG, Inc. (the “Company”) established objective performance goals for performance-based restricted shares of the Company’s Class A common stock (“Common Stock”) and performance-based stock appreciation rights that were awarded under the Company’s 2004 Omnibus Incentive Compensation Plan to Lewis Coleman on December 5, 2005, in connection with his appointment as President of the Company. A copy of the Company’s 2004 Omnibus Incentive Compensation Plan was filed as Exhibit 10.1 to the Company’s Form 10-K for the fiscal year ending December 31, 2004 as filed with the Securities and Exchange Commission on March 28, 2005. The objective performance goals for Mr. Coleman are based on (i) the achievement of specified goals for the Company’s after-tax earnings and (ii) the achievement of specified targets for the trading price of the Common Stock, both of which are to be measured at the end of a four-year performance period.

Performance Criteria for 2006 Bonuses for Certain Named Executive Officers

On March 20, 2006, the Compensation Committee also approved the performance criteria for the cash bonuses for Lewis Coleman, Ann Daly, Kristina Leslie, and Katherine Kendrick for the fiscal year ending December 31, 2006 (“Fiscal Year 2006”). For Fiscal Year 2006, these named executive officers will be eligible to receive a cash bonus based on the Company’s financial performance for Fiscal Year 2006 as measured by the Company’s after-tax earnings and the trading price of the Common Stock. Pursuant to the terms of their respective employment agreements with the Company, the bonus amount for Mr. Coleman ranges from $1,000,000 to $1,750,000; the bonus amount for Ms. Daly ranges from $750,000 to $1,500,000; the bonus amount for Ms. Leslie ranges from $350,000 to $700,000; and the bonus amount for Ms. Kendrick ranges from $300,000 to $600,000. Seventy-five percent (75%) of the bonus amount is dependent upon the achievement of specified goals for the Company’s after-tax earnings in Fiscal Year 2006, and twenty-five percent (25%) of the bonus amount is dependent upon the achievement of specified targets for the trading price of the Common Stock at the end of Fiscal Year 2006. Actual bonuses payable for Fiscal Year 2006, if any, will vary depending on the extent to which actual performance meets, exceeds, or falls short of the established performance goals for Fiscal Year 2006. In addition, the Compensation Committee retains discretion to modify the bonuses that would be payable to these named executive officers regardless of the Company’s performance in Fiscal Year 2006.

Waivers of Equity Awards

On March 20, 2006, Jeffrey Katzenberg, the Company’s Chief Executive Officer, delivered, at Mr. Katzenberg’s initiative and request, a waiver to the Company which waives certain equity awards he would otherwise have been entitled to receive under his employment agreement, subject to the approval of the Board’s Compensation Committee. Mr. Katzenberg had initiated discussions with the Compensation Committee about his request to waive his rights to certain equity awards. Under the terms of Mr. Katzenberg’s waiver, he waived the right he otherwise would have had (subject to the approval of the Compensation Committee) to receive (i) for each of the fiscal years ending December 31, 2007 and 2008, an annual equity award with a grant-date value targeted at $5,000,000, and (ii) for each of the fiscal years ending December 31, 2006, 2007 and 2008, an annual equity award, in lieu of an annual cash bonus, with an annual grant-date value ranging from $1,000,000 to $3,000,000 depending on Company performance.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On March 21, 2006, the Board acted by unanimous written consent to elect Judson C. Green to serve as a member of the Board effective as of March 21, 2006 until his successor has been duly elected and qualified. Mr. Green was recommended to the Board by the Nominating and Corporate Governance

Committee, and he was also elected to serve on the Audit Committee of the Board effective on or about April 10, 2006. Mr. Green will be replacing Margaret Whitman as a member of the Audit Committee.

There is no arrangement or understanding between Mr. Green and any other person pursuant to which he was selected to become a member of the Board, nor are there any transactions between the Company and Mr. Green that are reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing the election of Mr. Green as a member of the Board is attached hereto as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit No.	Description

10.1	Waiver, effective as of March 20, 2006, to the Employment Agreement dated as of October 8, 2004, as amended, between Jeffrey Katzenberg and DreamWorks Animation SKG, Inc.

99.1	Press release issued by DreamWorks Animation SKG, Inc. on March 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: March 23, 2006	By:	/s/ Katherine Kendrick
Katherine Kendrick General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Waiver, effective as of March 20, 2006, to the Employment Agreement dated as of October 8, 2004, as amended, between Jeffrey Katzenberg and DreamWorks Animation SKG, Inc.

99.1	Press release issued by DreamWorks Animation SKG, Inc. on March 21, 2006.

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